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                                                                    EXHIBIT 12.2

                       THE DIAL CORP -- TOTAL ENTERPRISE
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                             (DOLLARS IN THOUSANDS)

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                                        THREE MONTHS ENDED
                                             MARCH 31,                            YEAR ENDED DECEMBER 31,
                                        -------------------     ------------------------------------------------------------
                                         1994        1993         1993         1992         1991         1990         1989
                                        -------     -------     --------     --------     --------     --------     --------
Earnings available for fixed charges
  and preferred stock dividends:
  Pretax income from continuing
    operations........................  $28,084     $17,277     $171,649     $120,334     $ 72,380     $125,769     $ 73,086
  Minority interests..................     (100)       (158)       3,618        2,814        3,543        8,357        8,219
  Fixed charges, excluding capitalized
    interest and preferred stock
    dividends.........................   24,075      22,576       91,620      100,149      101,253      107,774      113,645
                                        -------     -------     --------     --------     --------     --------     --------
                                        $52,059     $39,695     $266,887     $223,297     $177,176     $241,900     $194,950
                                        =======     =======     ========     ========     ========     ========     ========
Fixed charges and preferred stock
  dividends:
  Interest expense....................  $12,369     $13,369     $ 49,965     $ 56,049     $ 56,768     $ 63,667     $ 70,182
  Interest capitalized................       83          58          149          320          590          436          964
  Estimated portion of rental expense
    representing interest.............   11,706       9,207       41,656       44,100       44,485       44,107       43,463
  Pretax earnings required to cover
    preferred stock dividends.........      457         435        1,746        1,816        3,156        1,868        1,997
                                        -------     -------     --------     --------     --------     --------     --------
                                        $24,615     $23,069     $ 93,515     $102,285     $104,999     $110,077     $116,606
                                        =======     =======     ========     ========     ========     ========     ========
Ratio of earnings (available for fixed
  charges and preferred stock
  dividends) to fixed charges.........     2.12        1.72         2.85         2.18         1.69         2.20         1.67
                                        =======     =======     ========     ========     ========     ========     ========
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